Exhibit 5.1

Quoin Pharmaceuticals Ltd.
42127 Pleasant Forest Court,
Ashburn, VA 20148-7349

November 7, 2025

RE: Registration on Form S-3

Ladies and Gentlemen:

We have acted as Israeli counsel to Quoin Pharmaceuticals Ltd., an Israeli company (the “Company”), in connection with its filing of a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the resale of an aggregate of up to 351,590,925 ordinary shares, no par value per share (“Ordinary Shares”) of the Company represented by 10,045,455 American Depositary Shares (“ADSs”), which include the following: (i) 15,152 ADSs (the “Closing ADSs”) which Closing ADSs were issued pursuant to that certain securities purchase agreement, dated as of October 10, 2025, by and among us and the purchasers named therein (the “Purchase Agreement”); (ii) 1,993,939 ADSs issued or issuable upon the exercise of pre-funded warrants (the “Pre-Funded Warrants”) that were issued purusant to the Purchase Agreement, (iii) 2,009,091 ADSs (the “Series H ADSs”) issuable upon the exercise of Series H warrants (the “Series H Warrants”) that were issued together with the Closing ADS or the Pre-Funded Warrants, as applicable, pursuant to the Purchase Agreement; (iv) 2,009,091 ADSs (the “Series I ADSs”) issuable upon the exercise of Series I warrants (the “Series I Warrants”) that were issued together with the Closing ADS or the Pre-Funded Warrants, as applicable, pursuant to the Purchase Agreement, (v) 2,009,091 ADSs (the “Series J ADSs”) issuable upon the exercise of Series J warrants (the “Series J Warrants”) that were issued together with the Closing ADS or the Pre-Funded Warrants, as applicable, pursuant to the Purchase Agreement; and (vi) 2,009,091 ADSs (the “Series K ADSs” and with the Series H ADSs, the Series I ADSs, and the Series J ADSs, collectively referred to herein as, the “Ordinary Warrant ADSs”) issuable upon the exercise of Series K warrants (the “Series K Warrants”) that were issued together with the Closing ADS or the Pre-Funded Warrants, as applicable, pursuant to the Purchase Agreement. The Series K Warrants together with the Series H Warrants, the Series I Warrants, and the Series J Warrants, are collectively referred to herein as, the “Ordinary Warrants.” The ADSs being offered hereby were issued, or are issuable pursuant to Pre-Funded Warrants or Ordinary Warrants issued, in a private placement transaction that closed on October 14, 2025 (the “Private Placement”). The Ordinary Shares represented by ADSs issued pursuant to the Purchase Agreement and issued or issuable upon the exercise of the Pre-Funded Warrants and the Ordinary Warrants are referred to herein as the “Shares.” This opinion letter is rendered pursuant to Items 601(b)(5) and (b)(23) of Regulation S-K promulgated under the Securities Act.

ADSs that represent the Shares were or will be issued under the Deposit Agreement, dated July 28, 2016, by and among the Company, the Bank of New York Mellon, as depositary, and the owners and holders from time to time of ADSs issued thereunder.

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Prospectus; (iii) the Purchase Agreement; (iv) the articles of association of the Company, as currently in effect; (v) resolutions of the board of directors (the “Board”) of the Company, and resolutions of a pricing committee duly constituted by the Board, which have heretofore been approved and relate to the Registration Statement, the Prospectus and other actions to be taken in connection with the Private Placement; (vi) the Pre-Funded Warrants and the Ordinary Warrants; and (vii) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

We are admitted to practice law in the State of Israel and the opinion expressed herein is expressly limited to the laws of the State of Israel.

On the basis of the foregoing, we are of the opinion that:

1.	The Shares represented by the Closing ADSs have been duly authorized and validly issued, assuming receipt of the consideration for such Closing ADSs, are fully paid and non-assessable.

2.	The Shares represented by the Pre-Funded ADSs have been duly authorized, and when issued and paid for in accordance with the Purchase Agreement and the applicable Pre-Funded Warrants, will be validly issued, fully paid and non-assessable.

3.	The Shares represented by the Ordinary Warrant ADSs have been duly authorized, and when issued and paid for in accordance with the Purchase Agreement and the applicable Ordinary Warrants, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Commission promulgated thereunder or Item 509 of the SEC’s Regulation S-K under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the date of the Prospectus that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Meitar | Law Offices
Meitar | Law Offices